EXHIBIT 2

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of FirstService Corporation (the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate. The most significant of these accounting principles are set out in note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission (“SEC”).

The Board of Directors of the Company has an Audit Committee consisting of three independent directors. The Audit Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent auditors of the Company by the shareholders. As auditors, PricewaterhouseCoopers LLP obtain an understanding of the Company’s internal controls and procedures for financial reporting to plan and conduct such audit procedures as they consider necessary to express their opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit Committee to discuss their findings. This annual report does not include an audit opinion by PricewaterhouseCoopers LLP on management’s assessment or on the effectiveness of the Company’s internal control over financial reporting pursuant to temporary deferred auditor reporting rules of the SEC.

REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal controls over financial reporting for the Company. Internal controls over financial reporting are processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements on a timely basis. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at March 31, 2007, based on the criteria set forth in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has concluded that, as at March 31, 2007, the Company’s internal control over financial reporting was effective.

/s/ Jay S. Hennick Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer
May 17, 2007

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of FirstService Corporation:

We have audited the consolidated balance sheets of FirstService Corporation as at March 31, 2007 and 2006 and the consolidated statements of earnings, shareholders’ equity and cash flows for each year in the three-year period ended March 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2007 and 2006 and the results of its operations and its cash flows for each year in the three-year period ended March 31, 2007 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
May 17, 2007

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands of US dollars, except per share amounts)

For the years ended March 31	2007	2006	2005
Revenues
Services	$1,171,582	$914,273	$509,005
Products	188,104	153,861	142,371
Total revenues	1,359,686	1,068,134	651,376
Cost of revenues (exclusive of depreciation shown below)
Services	728,460	589,659	336,569
Products	131,776	94,621	86,215
Selling, general and administrative expenses	384,875	295,050	172,179
Depreciation	16,650	12,340	9,603
Amortization of intangible assets other than brokerage backlog	6,773	3,684	2,769
Amortization of brokerage backlog	8,164	7,554	8,735
	82,988	65,226	35,306
Interest expense	16,807	13,128	7,192
Interest income	(6,853)	(1,249)	-
Other income, net (note 5)	(4,848)	(3,776)	(375)
Impairment loss on available-for-sale securities (note 7)	3,139	-	-
Earnings before income taxes and minority interest	74,743	57,123	28,489
Income taxes (note 14)	21,738	17,208	7,014
Earnings before minority interest	53,005	39,915	21,475
Minority interest share of earnings	16,318	11,881	6,085
Net earnings from continuing operations	36,687	28,034	15,390
Net (loss) earnings from discontinued operations, net of income taxes (note 4)	(471)	41,463	7,817
Net earnings before cumulative effect of change in accounting principle	36,216	69,497	23,207
Cumulative effect of change in accounting principle, net of income taxes (note 13)	(1,353)	-	-
Net earnings	$34,863	$69,497	$23,207

Net earnings (loss) per share (note 15)
Basic
Continuing operations	$1.23	$0.93	$0.52
Discontinued operations	(0.02)	1.37	0.26
Cumulative effect of change in accounting principle	(0.04)	-	-
	$1.17	$2.30	$0.78
Diluted
Continuing operations	$1.14	$0.87	$0.49
Discontinued operations	(0.02)	1.34	0.25
Cumulative effect of change in accounting principle	(0.04)	-	-
	$1.08	$2.21	$0.74
The accompanying notes are an integral part of these consolidated financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of US dollars)

As at March 31	2007	2006
Assets
Current assets
Cash and cash equivalents	$99,038	$167,938
Restricted cash	16,930	-
Accounts receivable, net of an allowance of $8,637 (2006 - $7,482)	163,581	128,276
Mortgage loans receivable	13,716	6,874
Income taxes recoverable	8,796	6,665
Inventories (note 6)	31,768	27,267
Prepaid expenses and other assets	17,593	12,858
Deferred income taxes (note 14)	10,935	5,531
	362,357	355,409
Other receivables	7,215	8,311
Fixed assets (note 8)	66,297	48,733
Other assets (note 7)	28,952	26,908
Deferred income taxes (note 14)	5,238	4,381
Intangible assets (note 9)	95,809	70,775
Goodwill (note 10)	251,130	196,487
	454,641	355,595
	$816,998	$711,004
Liabilities Current liabilities
Accounts payable	$35,668	$41,790
Accrued liabilities (note 6)	169,861	108,085
Income taxes payable	5,229	5,726
Unearned revenues	20,632	5,349
Long-term debt - current (note 11)	22,119	18,646
Deferred income taxes (note 14)	3,318	5,112
	256,827	184,708
Long-term debt - non-current (note 11)	213,030	230,040
Other liabilities	4,876	-
Deferred income taxes (note 14)	29,084	30,041
Minority interest	48,306	28,463
	295,296	288,544
Shareholders’ equity
Capital stock (note 12)	80,108	75,687
Issued and outstanding: 28,597,194 (2006 - 28,730,094) Subordinate Voting Shares and 1,325,694 (2006 - 1,325,694) convertible Multiple Voting Shares Contributed surplus	6,557	2,163
Receivables pursuant to share purchase plan (note 12)	(1,232)	(1,635)
Retained earnings	175,346	160,392
Cumulative other comprehensive earnings	4,096	1,145
	264,875	237,752
	$816,998	$711,004
Commitments and contingencies (notes 12 and 18)
The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,
/s/ Bernard I. Ghert	/s/ Jay S. Hennick
Director	Director

FIRSTSERVICE CORPORATION CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (in thousands of US dollars, except share amounts)

	Issued and outstanding shares (note 12)	Capital stock	Contributed surplus	Receivables pursuant to share purchase plan	Retained earnings	Cumulative other comprehensive earnings (loss )	Total shareholders’ equity
Balance, March 31, 2004	29,499,730	$68,557	$183	$(2,148)	$81,972	$6,537	$155,101
Comprehensive earnings:
Net earnings	-	-	-	-	23,207	-	23,207
Foreign currency translation adjustments	-	-	-	-	-	4,124	4,124
Comprehensive earnings							27,331
Subordinate Voting Shares:
Stock option expense	-	-	622	-	-	-	622
Stock options exercised	911,130	5,515	-	-	-	-	5,515
Purchased for cancellation	(218,072)	(530)	-	-	(2,168)	-	(2,698)
Balance, March 31, 2005	30,192,788	73,542	805	(2,148)	103,011	10,661	185,871
Comprehensive earnings:
Net earnings	-	-	-	-	69,497	-	69,497
Foreign currency translation adjustments	-	-	-	-	-	(7,988)	(7,988)
Unrealized loss on available-for-sale equity securities, net of income taxes of $335	-	-	-	-	-	(1,528)	(1,528)
Comprehensive earnings							59,981
Subordinate Voting Shares:
Stock option expense	-	-	1,380	-	-	-	1,380
Stock options exercised	434,650	3,740	(22)	-	-	-	3,718
Purchased for cancellation	(571,650)	(1,595)	-	-	(12,116)	-	(13,711)
Cash payments on share purchase plan	-	-	-	513	-	-	513
Balance, March 31, 2006	30,055,788	75,687	2,163	(1,635)	160,392	1,145	237,752
SAB 108 adjustment (note 21)	-	-	-	-	(5,377)	-	(5,377)
Comprehensive earnings:
Net earnings	-	-	-	-	34,863	-	34,863
Foreign currency translation adjustments	-	-	-	-	-	1,423	1,423
Reclass to earnings of unrealized loss on available-for-sale equity securities, net of income taxes of $335	-	-	-	-	-	1,528	1,528
Comprehensive earnings							37,814
Subsidiaries’ equity transactions	-	-	2,562	-	-	-	2,562
Subordinate Voting Shares:
Stock option expense	-	-	1,879	-	-	-	1,879
Stock options exercised	564,800	6,482	(47)	-	-	-	6,435
Purchased for cancellation	(697,700)	(2,061)	-	-	(14,532)	-	(16,593)
Cash payments on share purchase plan	-	-	-	403	-	-	403
Balance, March 31, 2007	29,922,888	$80,108	$6,557	$(1,232)	$175,346	$4,096	$264,875
The accompanying notes are an integral part of these consolidated financial statements.

FIRSTSERVICE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of US dollars)

For the years ended March 31	2007	2006	2005
Cash provided by (used in)
Operating activities
Net earnings from continuing operations	$36,687	$28,034	$15,390
Items not affecting cash:
Depreciation and amortization	31,587	23,578	21,107
Deferred income taxes	(9,531)	(4,901)	473
Minority interest share of earnings	16,318	11,881	6,085
Stock option expense	3,707	1,932	799
Other	2,103	716	166

Changes in operating assets and liabilities:
Accounts receivable	(27,039)	(8,483)	(3,171)
Mortgage loans receivable	(6,842)	(6,874)	-
Inventories	(4,684)	(8,622)	(6,678)
Prepaid expenses and other assets	(1,806)	(2,585)	2,319
Accounts payable	(11,847)	9,640	(8,337)
Accrued liabilities	33,159	12,612	5,387
Income taxes	(3,345)	(4,846)	(3,051)
Unearned revenues	1,554	166	1,386
Discontinued operations	(231)	7,101	4,566
Net cash provided by operating activities	59,790	59,349	36,441

Investing activities
Acquisitions of businesses, net of cash acquired	(66,826)	(14,105)	(56,830)
Purchases of minority shareholders’ interests in subsidiaries	(6,603)	(11,998)	(2,148)
Sales of interests in subsidiaries to minority shareholders	3,167	-	-
Purchases of fixed assets	(26,723)	(18,837)	(12,499)
(Increase) decrease in other assets	(1,367)	109	1,236
Decrease (increase) in other receivables	1,967	(600)	1,928
Proceeds on sale of equity securities	4,875	-	-
Disposals of businesses	-	110,476	-
Changes in restricted cash	(9,797)	-	-
Discontinued operations	(838)	(8,563)	(142)
Net cash (used in) provided by investing activities	(102,145)	56,482	(68,455)

Financing activities
Increase in long-term debt	5,935	102,614	59,586
Repayment of long-term debt	(21,430)	(74,100)	(10,956)
Financing fees paid	(150)	(1,396)	(124)
Proceeds received on exercise of stock options	6,435	3,740	5,515
Repurchase of Subordinate Voting Shares	(16,593)	(13,711)	(2,698)
Collection of receivables pursuant to share purchase plan	403	513	-
Dividends paid to minority shareholders of subsidiaries	(3,524)	(1,939)	(606)
Net cash (used in) provided by financing activities	(28,924)	15,721	50,717
Effect of exchange rate changes on cash and cash equivalents	2,379	(1,072)	3,135
(Decrease) increase in cash and cash equivalents during the year	(68,900)	130,480	21,838
Cash and cash equivalents, beginning of year	167,938	37,458	15,620
Cash and cash equivalents, end of year	$99,038	$167,938	$37,458

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

FirstService Corporation (the “Company”) is a provider of property services to commercial, institutional and residential customers in North America and various other countries around the world. The Company’s operations are conducted through four segments: Commercial Real Estate Services, Residential Property Management, Property Improvement Services and Integrated Security Services. The Company disposed of its Business Services segment in March 2006 as disclosed in note 4.

2.	Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the impairment testing of fair values of goodwill and intangible assets, the collectibility of accounts receivable and income taxes. Actual results could be materially different from these estimates. Significant accounting policies are summarized as follows:

Basis of consolidation
The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary. Where the Company does not have a controlling interest but does exert significant influence, the equity method is used. Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents
Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.

Restricted cash
Restricted cash consists of cash and cash equivalents over which the Company has legal ownership but is restricted as to its availability or intended use, including funds restricted by statutory deposit requirements and funds held on behalf of clients.

Mortgage loans receivable
The Company writes fixed-rate and floating-rate commercial mortgages. The mortgages are funded under co-lending agreements whereby the Company advances 20% or less of the principal amount. The co-lenders advance 80% or more of the principal amount directly to the borrowers. The Company’s interest in the mortgages is subordinate to the co-lenders’ interests. The co-lenders have the right to purchase the Company’s interest in the mortgages after six months and the Company has the right to purchase the co-lenders’ interest in any mortgage at any time at par value. Mortgage loans receivable are carried on an individual basis at the lower of cost and market, which is calculated based on contractually established commitments from investors or current investor yield requirements.

In the ordinary course of business, the Company sells mortgage loans through public securitization and whole loan sales. When the Company sells mortgage loans, the mortgage loans are removed from the balance sheet and a gain or loss is recognized in current period earnings immediately, based on the carrying values of the mortgage loans transferred. Servicing rights are sold with the mortgages and it is the Company’s policy not to retain a residual interest in the mortgages sold.

Inventories
Inventories are carried at the lower of cost and net realizable value. Cost is determined by the weighted average or first-in, first-out methods. The weighted average and the first-in, first-out methods represent approximately 55% and 45% (2006 - 55% and 45%) of total inventories, respectively. Finished goods and work-in-progress include the cost of materials, direct labor and manufacturing overhead costs.

Fixed assets
Fixed assets are stated at cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments in securities
The Company classifies investments in securities as a component of other assets. Investments in available-for-sale marketable equity securities are carried at fair value with net unrealized gains and losses included in other comprehensive earnings on an after-tax basis. Other-than-temporary impairment losses are recorded in current period earnings. Investments in other equity securities are accounted for using the equity method or cost method, as applicable, and are subject to impairment testing. Income from securities is recorded in other income.

Financial instruments and derivatives
Derivative financial instruments are recorded on the consolidated balance sheets as assets or liabilities and carried at fair value. The Company enters into interest rate swaps to cover the full value of the mortgages written, including the portion that has been funded by a co-lender which the Company has the right and intention to call, while mortgages await sale. Changes in the fair value of swaps are recognized in current period earnings. These swaps convert the fixed-rate mortgage loans to floating rates. Hedge accounting has not been accorded to the portion of these swaps that is matched to the mortgages held for sale as the swaps do not meet the criteria for hedge accounting.

Financing fees
Financing fees related to the revolving credit facility and Senior Notes are amortized to interest expense using the effective interest method.

Goodwill and intangible assets
Goodwill represents the excess of purchase price over the fair value of identifiable assets acquired in a business combination and is not subject to amortization.

Intangible assets are recorded at cost and, where lives are finite, are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 25 years
Franchise rights	by pattern of use, currently estimated at 2.5% to 15% per year
Trademarks and trade names:
Indefinite life	not amortized
Finite life	straight-line over 15 to 35 years
Management contracts and other	straight-line over life of contract ranging from 2 to 15 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any. Impairment of indefinite life intangible assets is tested by comparing carrying value to fair value on an individual intangible asset basis.

Revenue recognition and unearned revenue
(a)	Real estate brokerage operations
Revenues from brokerage transactions are recognized when the related transaction is completed, normally the earlier of the closing date or occupancy, unless future contingencies exist. If contingencies exist, revenue recognition is deferred until the contingencies are satisfied. On real estate leasing commissions where contingencies exist, revenue is recognized (i) on execution of appropriate lease and commissions agreements and receipt of full or partial payment (in accordance with the contract terms) or (ii) when receivable upon occurrence of certain events such as tenant occupancy.

(b)	Service operations other than real estate brokerage
Revenues are recognized at the time the service is rendered or the product is shipped. Revenues from security systems installations or similar contracts in process are recognized on the percentage of completion method, generally in the ratio of actual costs to total estimated contract costs. In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent. Amounts received from customers in advance of services being provided are recorded as unearned revenue when received.

(c)	Franchise operations
The Company operates several franchise systems within its Property Improvement Services segment. Initial franchise fees are recognized when all material services or conditions related to the sale of the franchise have been performed or satisfied. Royalty revenues are recognized based on a contracted percentage of franchisee revenues, as reported by the franchisees. Revenues from administrative and other support services, as applicable, are recognized as the services are provided. In addition, the Company operates 11 franchise locations of its California Closets franchise system and these revenues are recognized as in (b) above.

Foreign currency translation
Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity. For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar. The resulting unrealized gains or losses are reported as a component of cumulative other comprehensive earnings. Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income taxes
Income taxes have been provided using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur.

Income taxes are not provided on the unremitted earnings of US and foreign subsidiaries because it has been the practice and is the intention of the Company to reinvest these earnings indefinitely in these subsidiaries.

3.	Acquisitions

2007 acquisitions:
On May 19, 2006, the Company acquired all of the shares of PRDnationwide Group, a commercial real estate services business headquartered in Brisbane, Australia. The Company also completed 12 individually insignificant acquisitions in its Commercial Real Estate Services, Residential Property Management and Property Improvement Services segments during the year ended March 31, 2007. The Company also acquired minority interests from shareholders in all segments, but primarily in Commercial Real Estate Services.

Certain of the purchase price allocations for the 2007 acquisitions are preliminary pending finalization of analyses of the assets acquired and liabilities assumed. Details of the 2007 acquisitions are as follows:
	2007
	PRDnationwide Group	Aggregate other acquisitions	Purchases of minority shareholders’ interests

Current assets	$2,134	$16,390	$-
Long-term assets	2,627	22,162	(1,561)
Current liabilities	(4,796)	(34,096)	201
Long-term liabilities	(4,892)	(7,074)	(48)
-
Minority interest	(223)	(6,200)	645

	(5,150)	(8,818)	(763)
Note consideration	$-	$2,522	$1,044
Cash consideration	$21,475	$43,604	$6,603

Acquired intangible assets	9,519	29,156	2,376
Goodwill	17,106	25,788	6,034

2006 acquisitions:
During the year ended March 31, 2006, the Company completed six individually insignificant acquisitions in the Commercial Real Estate Services, Property Improvement Services and Residential Property Management segments. The Company also acquired minority interests from shareholders in the Commercial Real Estate Services, Residential Property Management and Integrated Security Services segments.

Details of the 2006 acquisitions are as follows:
	2006
	Acquisitions	Purchases of minority shareholders’ interests

Current assets	$5,915	$-
Long-term assets	2,257	-
Current liabilities	(11,931)	-
Long-term liabilities	(5,899)	(2,254)

Minority interest	(840)	2,679

	(10,498)	425
Note consideration	$3,050	$-
Cash consideration	$11,346	$11,998

Acquired intangible assets	14,854	6,213
Goodwill	10,040	5,360

2005 acquisitions:
The Company completed the acquisition of 71.8% of the shares of CMN International Inc. (“CMN”) on November 30, 2004 (the Company’s ownership subsequently increased to 83.1% on October 1, 2005 as a result of a purchase of minority interests). CMN is a member of the Colliers International commercial real estate services network, with operations in the United States, Canada, Australia and various other countries. CMN is headquartered in Seattle, Washington.

The Company completed other business acquisitions in the Residential Property Management and Property Improvement Services segments. The Company also purchased minority interests from shareholders in Property Improvement Services.

Details of the 2005 acquisitions are as follows:
	2005
	CMN	Aggregate other acquisitions	Purchases of minority shareholders’ interests

Current assets	$57,150	$1,281	$-
Long-term assets	16,807	1,747	-
Current liabilities	(83,644)	(2,351)	-
Long-term liabilities	(15,167)	(2,604)	-

Minority interest	(3,720)	(89)	272

	(28,574)	(2,016)	272
Note consideration	$-	$405	$-
Cash consideration	$39,833	$10,512	$2,148

Acquired intangible assets	29,402	6,289	-
Goodwill	39,005	6,644	1,876

The purchase prices of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects. For acquisitions completed during the year ended March 31, 2007, goodwill in the amount of $6,814 is deductible for income tax purposes (2006 - nil; 2005 - nil).

Certain vendors, at the time of acquisition, are entitled to receive contingent consideration if the acquired businesses achieve specified earnings levels during the two- to four-year periods following the dates of acquisition. Such contingent consideration is paid in cash at the expiration of the contingency period. As at March 31, 2007, there was contingent consideration outstanding of up to $14,800 (2006 - $8,600). The contingencies will expire during the period extending to January 2009. The contingent consideration will be recorded when the contingencies are resolved and the consideration is paid or becomes payable, at which time the Company will record the fair value of the consideration paid or payable, including interest, if any, as additional costs of the acquired businesses. Contingent consideration paid during the year ended March 31, 2007 was $1,747 and the amount payable as at March 31, 2007 was $4,864 (note 6). Total contingent consideration recognized for the year ended March 31, 2007 was $6,269 net of income tax of $342 (2006 - $2,759, net of income tax of $90).

The acquisitions referred to above were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their respective closing dates. The cash portions of the consideration for the 2007 acquisitions were financed from cash on hand.

Following are the Company’s unaudited consolidated pro forma results assuming the acquisitions occurred on the first day of the year of acquisition. The year immediately prior to the year of acquisition also includes the pro forma results of the acquisitions.

(unaudited)	2007	2006

Pro forma revenues	$1,422,659	$1,220,902
Pro forma net earnings from continuing operations	38,369	32,114

Pro forma net earnings per share from continuing operations
Basic	$1.28	$1.06
Diluted	1.19	1.00

These unaudited consolidated pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results of operations that would have actually resulted had the combinations been in effect at the beginning of each year or of future results of operations.

4.	Dispositions

On March 17, 2006, the Company sold its 88.3% interest in Resolve Corporation (“Resolve”), its Business Services segment, to a subsidiary of Resolve Business Outsourcing Income Fund (“RBO Fund”) upon the initial public offering of RBO Fund. The Company received aggregate consideration of $137,393, comprised of $116,972 in the form of cash ($110,476 net of cash sold) and $20,421 in the form of equity securities of a subsidiary of RBO Fund, which are exchangeable for publicly traded units of RBO Fund. These securities are classified as available-for-sale (note 8). The pre-tax gain on the disposal was $44,082, before current income taxes of $4,693 and deferred income taxes of $3,570, resulting in a net gain of $35,819. The net gain on disposal included the realization of a gain of $5,487 related to cumulative foreign currency translation on Canadian dollars.

During the year ended March 31, 2005, the Company sold three businesses. Two of the disposed businesses were previously included in the Property Improvement Services segment and one was previously included in the Residential Property Management segment. The aggregate proceeds on the dispositions were $15,555 comprised of cash of $5,389, notes receivable of $4,644, and assumption of liabilities by the purchasers of $5,522. The pre-tax gain on disposal was $2,695, before income taxes of $1,495, resulting in a net gain of $1,200. The net gain on disposal included the realization of a gain of $1,578 related to cumulative foreign currency translation on Canadian dollars.

For the year ended March 31, 2007, expenses related to indemnity and warranty obligations of previously disposed operations were reported as discontinued operations. For the years ended March 31, 2006 and 2005, the operating results of the disposed operations before the dates of disposal are reported as discontinued operations. The operating results for the discontinued operations are as follows:

Operating results for years ended March 31	2007	2006	2005

Revenues	$-	$160,204	$174,078
Operating (loss) earnings from discontinued operations before income taxes	(728)	7,429	10,452
(Recovery of) provision for income taxes	(257)	1,785	3,835
Net operating (loss) earnings from discontinued operations	(471)	5,644	6,617
Net gain on disposal	-	35,819	1,200
Net (loss) earnings from discontinued operations	(471)	41,463	7,817

Net (loss) earnings per share from discontinued operations
Basic	$(0.02)	$1.37	$0.26
Diluted	(0.02)	1.34	0.25

5.	Other income

	2007	2006	2005

Earnings from available-for-sale securities	$2,078	$-	$-
Earnings from equity method investments	1,625	1,329	125
Net gain (loss) on sale of equity securities	1,145	2,211	(62)
Gain on foreign exchange contracts	-	121	200
Dilution gain on sale of subsidiary shares	-	115	112
	$4,848	$3,776	$375

6.	Components of working capital accounts

	2007	2006
Inventories
Work-in-progress	$18,040	$14,459
Finished goods	11,249	11,014
Supplies and other	2,479	1,794
	$31,768	$27,267

Accrued liabilities
Accrued payroll, commission and benefits	$103,360	$71,155
Customer advances	11,531	2,363
Contingent acquisition consideration payable	4,864	-
Accrued interest	4,159	4,447
Liabilities in connection with discontinued operations	2,912	3,387
Other	43,035	26,733
	$169,861	$108,085

7.	Other assets

	2007	2006
Available-for-sale equity securities	$17,419	$18,845
Equity method investments	5,046	4,965
Held-to-maturity debt securities	3,763	-
Financing fees, net of accumulated amortization of $1,554 (2006 - $1,094)	1,690	2,143
Other	1,034	955
	$28,952	$26,908

As of March 31, 2007, the Company’s available-for-sale securities were in a continuous loss position for more than twelve months. Accordingly, these securities were deemed to be other-than-temporarily impaired and an unrealized, non-cash loss of $3,139 ($2,574 net of income taxes) was recorded in the statement of earnings as of March 31, 2007.

8.	Fixed assets

2007		Accumulated	Net
	Cost	depreciation	2007
Fixed assets
Land	$3,070	$-	$3,070
Buildings	11,225	2,093	9,132
Vehicles	19,209	11,363	7,846
Furniture and equipment	39,598	19,758	19,840
Computer equipment and software	36,552	19,977	16,575
Leasehold improvements	18,545	8,711	9,834
	$128,199	$61,902	$66,297

2006		Accumulated	Net
	Cost	depreciation	2006
Fixed assets
Land	$1,915	$-	$1,915
Buildings	6,886	1,781	5,105
Vehicles	17,519	10,004	7,515
Furniture and equipment	27,477	16,574	10,903
Computer equipment and software	29,836	15,911	13,925
Leasehold improvements	13,268	3,898	9,370
	$96,901	$48,168	$48,733

Included in fixed assets are vehicles and computer equipment under capital lease at a cost of $9,385 (2006 - $7,874) and net book value of $4,937 (2006 - $5,021).

9.	Intangible assets

2007	Gross carrying amount	Accumulated amortization	Net 2007

Customer lists and relationships	$45,597	$8,074	$37,523
Franchise rights	26,862	6,597	20,265
Trademarks and trade names:
Indefinite life	15,695	-	15,695
Finite life	18,930	2,781	16,149
Management contracts and other	6,502	1,518	4,984
Brokerage backlog	23,639	22,446	1,193
	$137,225	$41,416	$95,809

2006	Gross carrying amount	Accumulated amortization	Net 2006

Customer lists and relationships	$25,663	$3,758	$21,905
Franchise rights	23,685	4,068	19,617
Trademarks and trade names:
Indefinite life	15,446	-	15,446
Finite life	12,517	2,181	10,336
Management contracts and other	5,618	2,354	3,264
Brokerage backlog	15,829	15,622	207
	$98,758	$27,983	$70,775

During the year ended March 31, 2007, the Company acquired the following intangible assets:
	Amount	Estimated weighted average amortization period (years	)

Customer lists and relationships	$16,602	7.1
Franchise rights	7,549	21.0
Trademarks and trade names	6,439	22.8
Management contracts and other	2,922	7.4
Brokerage backlog	7,617	0.8
	$41,129	10.9

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending March 31:

2008	$9,545
2009	8,257
2010	7,954
2011	7,277
2012	5,444

10.	Goodwill

	Commercial Real Estate Services	Residential Property Management	Property Improvement Services	Integrated Security Services	Business Services	Consolidated

Balance, March 31, 2005	$38,962	$69,666	$41,003	$29,686	$57,223	$236,540

Goodwill resulting from adjustments to purchase price allocations	78	(190)	(315)	-	-	(427)
Goodwill resulting from contingent acquisition payments	-	1,035	1,575	-	-	2,610
Goodwill resulting from purchases of minority shareholders’ interests	4,084	681	222	373	-	5,360
Goodwill acquired during year	8,983	105	952	-	-	10,040
Goodwill disposed during year	(364)	-	(192)	-	(58,044)	(58,600)
Foreign exchange	124	-	-	19	821	964
Balance, March 31, 2006	51,867	71,297	43,245	30,078	-	196,487

Goodwill resulting from adjustments to purchase price allocations	363	-	(566)	-	-	(203)
Goodwill resulting from contingent acquisition payments	-	5,654	-	537	-	6,191
Goodwill resulting from purchases of minority shareholders’ interests	4,985	-	883	166	-	6,034
Goodwill acquired during year	40,389	1,296	1,209	-	-	42,894
Goodwill disposed during year	-	-	(836)	-	-	(836)
Foreign exchange	560	-	-	3	-	563
Balance, March 31, 2007	$98,164	$78,247	$43,935	$30,784	$-	$251,130

11.	Long-term debt

	2007	2006

Revolving credit facility	$-	$-
8.06% Senior Notes	71,428	85,714
6.40% Senior Notes	50,000	50,000
5.44% Senior Notes	100,000	100,000
Capital leases bearing interest ranging from 5% to 10%, maturing at various dates through 2010	4,455	5,324
Other long-term debt bearing interest at 4% to 10%, maturing at various dates through 2010	9,266	7,648
	235,149	248,686
Less: current portion	22,119	18,646
	$213,030	$230,040

On April 1, 2005, the Company entered into an amended and restated credit agreement with a syndicate of banks to provide a $110,000 committed senior revolving credit facility with a three-year term. The amended revolving credit facility bears interest at 1.00% to 2.25% over floating reference rates, depending on certain leverage ratios. The revolving credit facility was unused as at March 31, 2007 and 2006.

On the same date, the Company completed a private placement of $100,000 of 5.44% fixed-rate Senior Notes (the “5.44% Notes”). The 5.44% Notes have a final maturity of April 1, 2015 with five equal annual principal repayments beginning on April 1, 2011. The proceeds of the private placement were used to repay outstanding balances on the revolving credit facility. The revolving credit facility requires a commitment fee of 0.25% to 0.50% of the unused portion, depending on certain leverage ratios.

The Company has outstanding $71,428 of 8.06% fixed-rate Senior Notes (the “8.06% Notes”) (2006 - $85,714). The 8.06% Notes have a final maturity of June 29, 2011, with seven equal annual principal repayments which began on June 29, 2005. The Company also has outstanding $50,000 of 6.40% fixed-rate Senior Notes (the “6.40% Notes”). The 6.40% Notes have a final maturity of September 30, 2015 with four equal annual principal repayments commencing on September 30, 2012.

The Company has indemnified the holders of the 8.06% Notes, 6.40% Notes and 5.44% Notes (collectively, the “Notes”) from all withholding taxes that are or may become applicable to any payments made by the Company on the Notes. The Company believes this exposure is not material as of March 31, 2007.

The revolving credit facility and the Notes rank equally in terms of seniority. The Company has granted these lenders collateral including the following: an interest in all of the assets of the Company including the shares of the Company’s subsidiaries; an assignment of material contracts; and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by minority interests (note 18(b)).

The covenants and other limitations within the revolving credit facility and the Notes agreements are substantially the same. The covenants require the Company to maintain certain ratios including leverage, fixed charge coverage, interest coverage and net worth. The Company is prohibited from undertaking certain mergers, acquisitions and dispositions without prior approval.

The estimated aggregate amount of principal repayments on long-term debt required in each of the next five fiscal years and thereafter to meet the retirement provisions are as follows:
2008	$22,119
2009	17,979
2010	15,668
2011	14,890
2012	34,474
Thereafter	130,019

12.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preference Shares, issuable in series;
An unlimited number of Subordinate Voting Shares having one vote per share; and
An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total	Total
	Number	Amount	Number	Amount	number	amount

Balance, March 31, 2005	28,867,094	$73,169	1,325,694	$373	30,192,788	$73,542
Balance, March 31, 2006	28,730,094	75,314	1,325,694	373	30,055,788	75,687
Balance, March 31, 2007	28,597,194	79,735	1,325,694	373	29,922,888	80,108

During the year ended March 31, 2007, the Company repurchased 697,700 (2006 - 571,650; 2005 - 218,072) Subordinate Voting Shares for cancellation under a Normal Course Issuer Bid filed with the Toronto Stock Exchange, which allowed the Company to repurchase up to 5% of its outstanding shares on the open market during a twelve-month period. The repurchase cost is allocated to capital stock for the weighted average book value and to retained earnings for any excess.

The Company has $1,232 (C$1,740) (2006 - $1,635 (C$2,309)) of interest bearing loans receivable related to the purchase of 240,000 Subordinate Voting Shares (2006 - 440,000 shares). The loans, which are collateralized by the shares issued, have a ten-year term from the grant date; however, they are open for repayment at any time. The maturities of these loans are as follows, for the years ending March 31.

2008	$467
2009	765
$1,232

Pursuant to an agreement approved in February 2004, the Company agreed that it will make payments to its Chief Executive Officer (“CEO”) that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders. The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets. The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts. The agreement provides for the CEO to receive each of the following two payments. The first payment is an amount equal to 5% of the product of: (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$10.875. The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$16.25.

13.	Stock-based compensation

The following table provides a summary of stock-based compensation expense:

	2007	2006	2005

Stock option expense - Company plan	$1,916	$1,380	$622
Stock option expense - subsidiaries	1,791	552	177
Stock value appreciation plans	3,074	659	889
	$6,781	$2,591	$1,688

From April 1, 2003 until March 31, 2006, the Company recognized stock option compensation expense in the statements of earnings using the fair value method of accounting for stock-based compensation under Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS 123 (“SFAS 148”). SFAS 148 provided alternative methods of transitioning to the fair value based method of accounting for employee stock options as compensation expense. The Company used the “prospective method” of SFAS 148 and expensed the fair value of new option grants awarded subsequent to March 31, 2003. Compensation expense was allocated to reporting periods using the graded attribution approach. Forfeitures of stock options were treated as a reduction of expense in the period of forfeiture.

On April 1, 2006, the Company adopted SFAS No. 123R, Share Based Payment, (“SFAS 123R”) using the modified prospective approach. Upon the adoption of SFAS 123R, the Company changed its approach to accounting for stock options issued by subsidiaries of the Company to subsidiary employees, where the employees have the ability to elect to receive cash payments upon exercise. Previously, these options were recorded as liabilities at their intrinsic value. Under SFAS 123R, these options are recorded as liabilities at their fair value, as determined using a Black-Scholes option pricing model. Also, the Company previously accounted for stock option forfeitures as a reduction to expenses in the period of forfeiture whereas under SFAS 123R, forfeitures are estimated and expensed at the grant date. The aggregate cumulative effect of the change in accounting principle, net of income taxes of nil, was $1,353.

Company stock option plan
The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO. Options are granted at the market price for the underlying shares on the date of grant. Each option vests over a four-year term and expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. All Subordinate Voting Shares issued under the plan are new shares. As at March 31, 2007, there were 506,000 options available for future grants (2006 - nil).

Grants under the Company’s stock option plan are equity classified awards under SFAS 123R. Stock option activity for the three years ended March 31, 2007 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years	)	Aggregate intrinsic value
Shares issuable under options - March 31, 2004	2,288,630	$8.01
Granted	496,500	13.63
Exercised	(911,130)	6.42
Forfeited	(30,000)	10.43
Shares issuable under options - March 31, 2005	1,844,000	$10.83
Granted	328,000	19.96
Exercised	(434,650)	8.60
Forfeited	(21,000)	9.38
Shares issuable under options - March 31, 2006	1,716,350	$13.74
Granted	305,000	25.50
Exercised	(564,800)	11.40
Forfeited	(11,000)	13.43
Shares issuable under options - March 31, 2007	1,445,550	$17.31	3.12		$14,543
Options exercisable - March 31, 2007	598,675	$13.58	2.34		$8,427

As at March 31, 2007, the range of option exercise prices was $6.00 to $25.54 per share. Also as at March 31, 2007, the aggregate intrinsic value and weighted average remaining contractual life for options vested and expected to vest were $13,778 and 3.12 years, respectively.

The following table summarizes information about option exercises during the three years ended March 31, 2007:

	2007	2006	2005

Number of options exercised	564,800	434,650	911,130

Aggregate fair value	$13,266	$10,784	$12,939
Intrinsic value	6,831	7,044	7,424
Amount of cash received	$6,435	$3,740	$5,515

Tax benefit recognized	$-	$-	$-

The amount of compensation expense recorded in the consolidated statement of earnings, allocated using the graded attribution method, for the year ended March 31, 2007 was $1,916 (2006 - $1,380; 2005 - $622). As at March 31, 2007, there was $3,176 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next 3.75 years. During the year ended March 31, 2007, the fair value of options vested was $1,220 (2006 - $739; 2005 - $337).

The weighted average fair value per share of options granted in 2007 was $6.70 (2006 - $7.65; 2005 - $4.85). The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2007	2006	2005

Risk-free interest rate	4.3%	4.7%	3.2%
Expected life in years	3.75	4.4	4.4
Expected volatility	25.2%	30.0%	30.0%
Dividend yield	0%	0%	0%

The risk-free interest rate is the rate on the grant date on a zero-coupon US Treasury bond with a term equal to the option’s expected term. The expected term represents the average between the vesting date and the contractual term pursuant to SEC Staff Accounting Bulletin No. 107 Share-Based Payment. The expected volatility is based on the historical prices of the Company’s shares. The dividend yield assumption is based on the Company’s present intention to retain all earnings.

Prior to April 1, 2003, the Company had accounted for stock options under the intrinsic value method under APB No. 25 Accounting for Stock Issued to Employees. Had compensation expense for stock options been determined under the fair value method under SFAS 123 for all periods, pro forma reported net earnings and earnings per share would reflect the following; there was no impact on the fiscal year ended March 31, 2007:

	2006	2005

Net earnings as reported	$69,497	$23,207
Deduct: Stock-based compensation expense determined under fair value method, net of income taxes	(738)	(1,826)
Pro forma net earnings	$68,759	$21,381

Pro forma net earnings per share:
Basic	$2.28	$0.72
Diluted	2.18	0.68

Reported net earnings per share:
Basic	$2.30	$0.78
Diluted	2.21	0.74

Subsidiary stock option and appreciation plans
The Company has stock option plans at certain of its subsidiaries. The impact of potential dilution from these plans is reflected in the Company’s diluted earnings per share (note 15).

The Company also has stock value appreciation plans at certain of its subsidiaries that provide for cash payments to be made to subsidiary employees based on the long-term appreciation of the stock value of subsidiaries. The Company’s accounting policy is to record the intrinsic value of these awards as accrued liabilities. If an award is subject to a vesting condition, then graded attribution is applied to the intrinsic value. The related compensation expense is recorded in the consolidated statement of earnings. Since these plans are settled in cash, no dilutive effect has been reflected in the Company’s diluted earnings per share.

14.	Income taxes

Income taxes differ from the amounts that would be obtained by applying the statutory rate to the respective years’ earnings before taxes. These differences result from the following items:

	2007	2006	2005
Income tax expense using combined statutory rate of approximately 36% (2006 - 36%; 2005 - 40%)	$26,827	$20,632	$11,394
Non-deductible expenses	3,143	137	1,217
Reduction in tax liability of prior years	(1,788)	-	(1,133)
Effect of changes in enacted tax rates	(451)	-	-
Losses of prior years	(553)	-	-
Foreign tax rate reduction	(5,440)	(3,561)	(4,464)
Provision for income taxes as reported	$21,738	$17,208	$7,014

Earnings before income taxes and minority interest by tax jurisdiction comprise the following:

	2007	2006	2005

Canada	$7,808	$5,238	$(4,966)
United States	45,555	39,742	30,627
Foreign	21,380	12,143	2,828
Total	$74,743	$57,123	$28,489

The provision for income taxes comprises the following:
	2007	2006	2005

Current
Canada	$1,002	$2,370	$4,553
United States	21,310	14,792	8,479
Foreign	7,343	4,482	834
	29,655	21,644	13,866
Deferred
Canada	(1,540)	(1,778)	(2,890)
United States	(4,790)	(2,378)	(3,962)
Foreign	(1,587)	(280)	-
	(7,917)	(4,436)	(6,852)
Total	$21,738	$17,208	$7,014

The significant components of deferred income taxes are as follows:
	2007	2006
Deferred income tax assets
Expenses not currently deductible	$9,823	$4,374
Provision for doubtful accounts	784	831
Inventory and other reserves	397	326
Loss carry-forwards	5,169	4,381
	16,173	9,912
Deferred income tax liabilities
Depreciation and amortization	28,365	29,822
Investments	2,397	3,953
Prepaid and other expenses deducted for tax purposes	458	666
Unrealized foreign exchange gains	1,010	493
Financing fees	172	219
	32,402	35,153
Net deferred income tax liability	$16,229	$25,241

As at March 31, 2007, the Company had Canadian net operating loss carry-forward balances of approximately $11,565 (2006 - $12,130). These amounts are available to reduce future federal and provincial income taxes. Net operating loss carry-forward balances attributable to Canada expire over the next ten years. The Company also had foreign net operating loss carry-forward balances of approximately $17,619 (2006 - $15,416), offset by a valuation allowance of $15,416 (2006 - $15,416). Foreign capital loss carry-forward balances amounted to $9,870 (2006 - $10,490) as at March 31, 2007 offset by a valuation allowance of $9,870 (2006 - $10,490). Non-capital and capital loss carry-forward balances of $15,416 (2006 - $15,416) and $9,870 (2006 - $10,490) respectively relate to losses acquired in the CMN acquisition, the benefit of which have not been recognized in the financial statements. Any benefit realized with respect to these losses would be recorded as a reduction in goodwill.

Cumulative unremitted earnings of US and foreign subsidiaries approximated $109,928 as at March 31, 2007 (2006 - $81,863).

15.	Earnings per share

The following table reconciles the numerator used to calculate diluted earnings per share:

	2007	2006	2005

Net earnings from continuing operations	$36,687	$28,034	$15,390
Dilution of net earnings resulting from assumed exercise of stock options in subsidiaries	(2,228)	(1,253)	(569)
Net earnings from continuing operations for diluted earnings per share calculation purposes	$34,459	$26,781	$14,821

Net earnings	$34,863	$69,497	$23,207
Dilution of net earnings resulting from assumed exercise of stock options in subsidiaries	(2,228)	(1,253)	(569)
Net earnings for diluted earnings per share calculation purposes	$32,635	$68,244	$22,638

The following table reconciles the denominator used to calculate earnings per share:

	2007	2006	2005

Shares issued and outstanding at beginning of year	30,055,788	30,192,788	29,499,730
Weighted average number of shares:
Issued during the year	210,843	137,943	381,309
Repurchased during the year	(364,101)	(160,040)	(103,665)

Weighted average number of shares used in computing basic earnings per share	29,902,530	30,170,691	29,777,374
Assumed exercise of stock options, net of shares assumed acquired under the Treasury Stock Method	451,774	725,286	689,597
Number of shares used in computing diluted earnings per share	30,354,304	30,895,977	30,466,971

16.	Other supplemental information

	2007	2006	2005

Franchised operations
Revenues	$112,858	$88,531	$79,541
Operating earnings	20,619	16,728	15,574
Initial franchise fee revenues	5,571	3,482	3,459

Cash payments made during the year
Income taxes	$25,764	$25,179	$16,854
Interest	16,283	12,481	11,073
Non-cash financing activities
Increases in capital lease obligations	$1,502	$3,284	$1,986

Other expenses
Rent expense	$34,979	$26,762	$14,104

17.	Financial instruments

Concentration of credit risk
The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable, other receivables and interest rate swaps. Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across many different service lines in various countries. The counterparty to the interest rate swaps is an investment-grade financial institution that the Company anticipates will satisfy its obligations under the contracts.

The Company is also subject to credit risk with respect to its mortgage loan receivables. This risk is derived from the failure of a borrower to honor its contractual obligations to the Company. The Company manages this credit risk principally by selling all of the mortgage loans that are written.

Interest rate risk
The Company maintains an interest rate risk management strategy that uses interest rate swaps from time to time. The Company’s specific goals are to (i) manage interest rate sensitivity by modifying the characteristics of its debt and mortgage loans receivable and (ii) lower the long-term cost of its borrowed funds. Fluctuations in interest rates will affect the fair value of interest rate swaps as their value will depend on the prevailing market interest rate. Swaps are monitored on a monthly basis.

As at March 31, 2007 and 2006, the Company had no interest rate swaps related to its long-term debt. In May 2005, the Company settled a swap on $20,000 of principal on the 6.40% Notes for a net loss of $48. In December 2005, the Company settled swaps on $85,714 of principal on the 8.06% Notes for a net gain of $120.

As at March 31, 2007, the Company had interest rate swaps to convert $167,807 of fixed-rate mortgage loans receivable to floating rates (2006 - $41,518) with a fair value of $368 (2006 - $57). The swaps have maturity dates ranging from December 2011 to March 2017. Because the swaps do not qualify as accounting hedges, changes in the fair value of the swaps are recognized in earnings. The fair values of swaps are determined based on the present value of the estimated future net cash flows using implied rates in the applicable yield curve as of the valuation date.

For the year ended March 31, 2007 a loss of $3,245 was recorded in revenues relating to these swaps, which was comprised of $368 unrealized gains (2006 - $57) on outstanding swaps and $3,613 of realized losses (2006 - nil) on the settlement of the swaps.

During the year ended March 31, 2007, the Company recognized pre-tax gains (after realized losses on swaps) of $2,120 (2006 - nil) on the securitization of mortgage loans with unpaid principal balances of $39,208 (2006 - nil). In connection with the sale of mortgages, the Company is obligated to cure or repurchase any mortgage sold that has a breach or defect. As at March 31, 2007, the Company was unable to develop an estimate of the maximum potential of future payments under this obligation because the Company is not aware of any breaches or defects.

Fair values of financial instruments
The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated. The following are estimates of the fair values for other financial instruments:

	2007		2006
	Carrying amount	Fair value	Carrying amount	Fair value
Mortgage loans receivable	$13,716	$13,716	$6,874	$6,874
Other receivables	7,215	7,215	8,311	8,311
Available-for-sale securities	17,419	17,419	18,845	18,845
Long-term debt	235,149	261,009	248,686	267,166
Interest rate swaps	368	368	57	57

18.	Commitments and contingencies

(a)	Lease commitments
Minimum operating lease payments are as follows:

Year ending March 31
2008	$30,802
2009	26,705
2010	21,239
2011	16,871
2012	14,695
Thereafter	26,904

(b)	Minority shareholder agreements
The Company has shareholder agreements with the minority owners of its subsidiaries. These agreements allow the Company to “call” the minority position at fair value determined with the use of a formula price, which is usually equal to a multiple of average net earnings before extraordinary items, minority interest share of earnings, income taxes, interest, depreciation, and amortization for a defined period. The minority owners may also “put” their interest to the Company at the same price subject to certain limitations. The purchase price may, at the option of the Company, be paid in cash or in Subordinate Voting Shares. Acquisitions of these minority interests, if any, would be accounted for using the purchase method. The total obligation if all call or put options were exercised as at March 31, 2007 was approximately $154,000 (2006 - $79,000).

(c)	Contingencies
In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

19.	Related party transactions

During the year, the Company paid $826 (2006 - $775; 2005 - $746) in rent to entities controlled by minority shareholders of subsidiaries. The transactions were completed at market rates.

20.	Segmented information

Operating segments
The Company has four reportable operating segments. The segments are grouped with reference to the types of services provided and the types of clients that use those services. The Company assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization. Commercial Real Estate Services provides commercial property brokerage and other advisory services to clients in North America and in various other countries around the world. Residential Property Management provides property management and related property services to residential communities in the United States. Property Improvement Services provides franchised and Company-owned property services to customers in the United States and Canada. Integrated Security Services provides security systems installation, maintenance, monitoring and security officers to primarily commercial customers in Canada and the United States. Corporate includes the costs of operating the Company’s corporate head office.

Included in total assets of the Commercial Real Estate Services segment at March 31, 2007 is $4,667 (2006 - $4,608; 2005 - $3,797) of investments in subsidiaries accounted for under the equity method.

2007	Commercial Real Estate Services	Residential Property Management	Property Improvement Services	Integrated Security Services	Corporate	Consolidated

Revenues	$608,065	$423,797	$150,794	$176,476	$554	$1,359,686
Depreciation and amortization	16,235	7,644	4,653	2,832	223	31,587
Operating earnings	31,464	32,623	25,911	7,769	(14,779)	82,988
Other income, net						1,709
Interest expense, net						(9,954)
Income taxes						(21,738)
Minority interest						(16,318)
Net earnings from continuing operations						36,687
Net earnings from discontinued operations						(471)
Cumulative effect of change in accounting principle						(1,353)
Net earnings						$34,863
Total assets	$328,338	$206,977	$123,832	$91,827	$66,024	$816,998
Total additions to long-lived assets	89,484	27,917	10,165	2,236	331	130,133

2006	Commercial Real Estate Services	Residential Property Management	Property Improvement Services	Integrated Security Services	Corporate	Consolidated

Revenues	$438,434	$346,133	$134,136	$149,063	$368	$1,068,134
Depreciation and amortization	11,388	5,618	3,749	2,655	168	23,578
Operating earnings	25,079	25,767	22,016	5,005	(12,641)	65,226
Other income, net						3,776
Interest expense, net						(11,879)
Income taxes						(17,208)
Minority interest						(11,881)
Net earnings from continuing operations						28,034
Net earnings from discontinued operations						41,463
Net earnings						$69,497
Total assets	$211,321	$150,641	$114,188	$85,479	$149,375	$711,004
Total additions to long-lived assets	36,799	10,400	9,909	2,809	546	60,463

2005	Commercial Real Estate Services	Residential Property Management	Property Improvement Services	Integrated Security Services	Corporate	Consolidated

Revenues	$120,535	$275,229	$111,779	$143,160	$673	$651,376
Depreciation and Amortization	9,868	5,170	3,071	2,819	179	21,107
Operating earnings	1,276	18,917	16,796	7,468	(9,151)	35,306
Other income, net						375
Interest expense, net						(7,192)
Income taxes						(7,014)
Minority interest						(6,085)
Net earnings from continuing operations						15,390
Net earnings from discontinued operations						7,817
Net earnings						$23,207
Total assets	$100,634	$150,080	$107,063	$86,598	$12,060	$456,435
Discontinued operations						170,293
						626,728
Total additions to long-lived assets	77,255	21,412	10,437	3,684	357	113,145

Geographic information
Revenues in each geographic segment are reported by customer location. Amounts reported in geographic regions other than the United States, Canada and Australia are primarily denominated in US dollars.

	2007	2006	2005

United States
Revenues	$868,976	$685,921	$473,027
Total long-lived assets	287,056	230,811	244,447

Canada
Revenues	$276,195	$233,342	$132,998
Total long-lived assets	83,929	56,037	85,009

Australia
Revenues	$117,794	$78,011	$24,374
Total long-lived assets	29,514	15,273	15,665

Other
Revenues	$96,721	$70,860	$20,977
Total long-lived assets	12,737	13,874	10,083

Consolidated
Revenues	$1,359,686	$1,068,134	$651,376
Total long-lived assets	$413,236	$315,995	$355,204

21.	Application of Staff Accounting Bulletin No. 108

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements. Traditionally, the impacts of misstatements were evaluated under either an earnings-based (“rollover”) approach or a balance sheet-based (“iron curtain”) approach. The rollover approach focuses on the impact of misstatements on the statement of earnings, including the reversing impact of prior year misstatements, but its use can lead to the accumulation of misstatements on the balance sheet. The iron curtain approach focuses on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior years’ errors on the statement of earnings. Prior to the application of SAB 108, the Company used the rollover approach for quantifying financial statement misstatements.

In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the rollover and iron curtain approaches.

The Company adopted the provisions of SAB 108 in connection with the annual consolidated financial statements for the year ended March 31, 2007. The provisions of SAB 108 may be applied by either (i) restating prior financial statements as if the dual approach had always been applied, or (ii) recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of April 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. The Company elected to record the effects of applying SAB 108 using the cumulative effect transition method (method (ii)). The following summarizes the effects of applying SAB 108 to errors previously considered immaterial under the rollover approach:

(a)
In the Company’s Commercial Real Estates Services operations, broker and management compensation vary during the calendar year based on exceeding pre-determined production or earnings thresholds. Since the time this segment was acquired in November 2004, the Company recorded compensation expense incrementally as thresholds were exceeded, but should have recorded compensation expense systematically on a basis approximating the expected average commission rate for the calendar year. As a result, the accrued compensation liability as of April 1, 2006 was understated by $7,951. The Company recorded a $7,951 increase in the liability as of April 1, 2006 with a corresponding reduction in retained earnings to correct this misstatement.

(b)
In the Company’s Residential Property Management operations, certain subsidiaries did not accrue vacation pay since the time they were acquired in 1996 and 1997. As a result, accrued vacation pay liability as of April 1, 2006 was understated by $1,607. The Company recorded a $1,607 increase in the liability as of April 1, 2006 with a corresponding reduction in retained earnings to correct this misstatement.

(c)
In the Company’s Residential Property Management operations, certain prepaid insurance expenses were not eliminated on consolidation. As a result, prepaid insurance as of April 1, 2006 was overstated by $467. The Company recorded a $467 decrease in the prepaid insurance as of April 1, 2006 with a corresponding reduction in retained earnings to correct this misstatement.

As a result of the misstatements described above, the provision for income taxes was cumulatively overstated by $3,599 as at April 1, 2006. The Company recorded an increase in deferred income tax asset in the amount of $3,599 with a corresponding increase in retained earnings to correct this misstatement. The Company also recorded a reduction in minority interest in the amount of $1,049 with a corresponding increase to retained earnings. Accordingly, the net reduction to retained earnings recorded as of April 1, 2006 to record the initial application of SAB 108 was $5,377.

22.	Impact of recently issued accounting standards

SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140 (“SFAS 156”) was issued in March 2006. The standard amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The standard is effective for the Company’s fiscal year commencing on April 1, 2007. SFAS 156 is not expected to have a material effect on the Company’s results of operations and financial condition as the Company does not currently retain servicing rights upon securitization of mortgages.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes as well as transitional requirements upon adoption of FIN 48. The provisions of FIN 48 are effective for the Company’s fiscal year commencing on April 1, 2007. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to opening retained earnings of the period of adoption. The Company has begun the process of evaluating the expected impact of FIN 48 on the consolidated financial statements, but is not yet in a position to assess the full impact and related disclosure.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements and is effective for the Company’s fiscal year commencing on April 1, 2008. The Company is currently evaluating the impact of the adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of SFAS No. 115 (“SFAS 159”). SFAS 159 permits the Company to measure certain financial instruments, assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. The Company may elect to early adopt SFAS 159 effective April 1, 2007; otherwise, the standard is effective for the Company as of April 1, 2008. The Company is currently evaluating the impact of the adoption of SFAS 159 on its financial position and results of operations.

23.	Subsequent event

On April 18, 2007, the Company acquired 80% of the shares of a residential property management firm based in Orange County, California. The purchase price of $29,600 was funded from cash on hand.